Exhibit 99.1

Tilly’s, Inc. Announces Fourth Quarter Fiscal 2013 Results and Introduces First Quarter Fiscal 2014 Outlook

• Fourth Quarter Net Sales of $139.9 million; Comp Store Sales Decreased 4.9%

• Fourth Quarter EPS of $0.19; Fiscal Year EPS of $0.65

Irvine, CA – March 19, 2014 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the fourth quarter of fiscal 2013 ended February 1, 2014.

“While fourth quarter results were as expected, we are not satisfied with this level of financial performance. I am, however, pleased with how we navigated the challenging retail environment, which reflects the disciplined execution by our team. We controlled costs, appropriately positioned our inventory levels and adhered to a planned promotional strategy in the quarter that delivered better product margins than the prior year,” commented Daniel Griesemer, President and Chief Executive Officer. “In fiscal 2014, we have developed several key initiatives to adapt to the changing teen retail landscape and to capitalize on the long-term opportunities to grow our business.”

For the fourth quarter ended February 1, 2014 (2012 reflects a 14-week period):

•	Total net sales were $139.9 million, a decrease of 0.6% compared to $140.8 million in the fourth quarter of 2012.

•	Comparable store sales, which include e-commerce sales, decreased 4.9% compared to the same 13-week period in 2012. E-commerce sales were $19.1 million, an increase of approximately 2% compared to the same thirteen-week period in 2012.

•	Gross profit was $43.8 million compared to $46.8 million in the fourth quarter of 2012. Gross margin was 31.3% compared to 33.3% in the fourth quarter of 2012. Product margins increased 40 basis points, offset primarily by deleverage in buying, distribution and occupancy costs as a result of the negative comparable store sales.

•	Operating income was $8.5 million and included $1.8 million in store asset impairment charges recorded in the fourth quarter. This compares to operating income of $14.8 million in the fourth quarter of 2012.

•	Net income was $5.4 million, or $0.19 per diluted share, based on a weighted average diluted share count of 28.2 million shares and an effective tax rate of approximately 36% due to a one-time tax benefit related to return to provision adjustments. This compares to net income in the fourth quarter of 2012 of $9.8 million, or $0.35 per diluted share, based on a weighted average diluted share count of 28.0 million shares. Applying an expected long-term effective tax rate of 40%, adjusted net income in the fourth quarter of 2012 was $8.9 million, or $0.32 per diluted share.

•	At the conclusion of this press release is a reconciliation of non-GAAP results to GAAP results.

For the 52-weeks ended February 1, 2014 (2012 reflects a 53-week period):

•	Total net sales were $495.8 million, an increase of 6.1% compared to the prior year.

•	Comparable store sales, which include e-commerce sales, decreased 1.9% compared to the same 52-week period in 2012. E-commerce sales were $57.8 million, an increase of approximately 11% compared to the same 52-week period in 2012.

•	Gross profit increased 1.4% to $152.3 million. Gross margin was 30.7% compared to 32.1% in the prior year period. Product margins increased 30 basis points, offset primarily by deleverage in buying, distribution and occupancy costs as a result of the negative comparable store sales.

•	Operating income was $29.7 million, and included $1.8 million in store asset impairment charges recorded in the fourth quarter. This compares to operating income of $31.4 million in the prior year, during which the Company recognized a one-time non-cash SG&A charge of $7.6 million, before tax, related to stock-based compensation expense triggered by the company’s initial public offering.

•	Net income was $18.1 million, or $0.65 per diluted share, based on a weighted average diluted share count of 28.1 million shares and an effective tax rate of approximately 39% due to a one-time tax benefit related to return to provision adjustments. This compares to net income in the prior year of $23.9 million, or $0.92 per diluted share, based on a weighted average diluted share count of 26.1 million shares. Adjusting for non-cash stock-based compensation charges and applying an expected long-term effective tax rate of 40%, adjusted net income was $22.9 million, or $0.88 per diluted share, in the prior year.

•	At the conclusion of this press release is a reconciliation of non-GAAP results to GAAP results.

Balance Sheet and Liquidity

As of February 1, 2014, the Company had $60.4 million of cash and marketable securities and no borrowings or debt outstanding on its revolving credit facility. On March 17, 2014, the Company amended its revolving credit facility agreement to adjust certain terms, effective as of February 3, 2014, and extend the maturity date to May 2017.

First Quarter 2014 Outlook

We continue to experience volatile and weak traffic trends and a highly promotional environment in teen retail. If these trends continue, we would expect first quarter comparable store sales to decline in the mid single digits, and net income per diluted share to be in the range of $0.00 to $0.04. This assumes an anticipated effective tax rate of 40% and a weighted average diluted share count of 28.2 million shares. First quarter 2013 net income was $2.3 million, or $0.08 per diluted share, based on a weighted average diluted share count of 28.0 million shares.

Conference Call Information

A conference call to discuss the financial results is scheduled for today, March 19, 2014, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (888) 466-4587 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until April 2, 2014, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 6661259. Please note participants must enter the conference identification number in order to access the replay.

About Tilly’s

Tilly’s is a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tilly’s is headquartered in Southern California and, as of March 19, 2014, operated 198 stores and through its website, www.tillys.com.

Non-GAAP Financial Measures

In addition to reporting financial measures in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides certain non-GAAP financial measures including “adjusted selling, general and administrative expenses”, “adjusted operating income”, “adjusted income before income taxes”, “adjusted income tax provision”, “adjusted net income”, “adjusted basic earnings per share” and “adjusted diluted earnings per share”. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the financial results: (i) as if the Company had been a publicly traded “C” Corporation during the relevant time periods, in order to provide a better comparison of past periods to current periods as a “C” Corporation; and (ii) to exclude items that may not be indicative of, or are unrelated to, the Company’s core operating results, providing a better baseline for analyzing trends in the underlying business.

For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the accompanying table titled “Supplemental Information - Consolidated Statements of Income; Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” contained in this press release.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future net income, future gross, operating or product margins, and anticipated tax rate and our business and strategy, including but not limited to store expansion, expansion of brands and exclusive relationships, development and growth of our ecommerce platform and business, and completion of our new distribution facility, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our ecommerce business, timely complete our new distribution facility, effectively manage our inventory and costs, effectively compete with other retailers, enhance our brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on April 3, 2013, including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K and in our subsequent Forms 10-Q filed with the SEC.

Tilly’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	February 1, 2014	February 2, 2013
ASSETS
Current assets:
Cash and cash equivalents	$25,412	$17,314
Marketable securities	34,943	39,868
Receivables	8,545	5,934
Merchandise inventories	46,266	46,595
Prepaid expenses and other current assets	11,772	11,387

Total current assets	126,938	121,098
Property and equipment, net	100,936	80,926
Other assets	4,533	3,357

Total assets	$232,407	$205,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,645	$18,261
Deferred revenue	6,214	5,453
Accrued compensation and benefits	4,975	6,094
Accrued expenses	9,241	12,132
Current portion of deferred rent	5,395	4,555
Current portion of capital lease obligation/Related party	758	712

Total current liabilities	46,228	47,207
Long-term portion of deferred rent	42,756	37,620
Long-term portion of capital lease obligation/Related party	2,500	3,258

Total long-term liabilities	45,256	40,878

Total liabilities	91,484	88,085
Commitments and contingencies
Stockholders’ equity:
Common stock (Class A), $0.001 par value; February 1, 2014 - 100,000 shares authorized, 11,361 shares issued and outstanding; February 2, 2013 - 100,000 shares authorized, 10,772 shares issued and outstanding	11	11
Common stock (Class B), $0.001 par value; February 1, 2014 - 35,000 shares authorized, 16,642 shares issued and outstanding; February 2, 2013 - 35,000 shares authorized, 16,920 shares issued and outstanding	17	17
Preferred stock, $0.001 par value; February 1, 2014 and February 2, 2013 - 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	122,886	117,391
Retained earnings (deficit)	17,997	(140)
Accumulated other comprehensive income	12	17

Total stockholders’ equity	140,923	117,296

Total liabilities and stockholders’ equity	$232,407	$205,381

Tilly’s, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	13 Weeks Ended February 1, 2014	14 Weeks Ended February 2, 2013	52 Weeks Ended February 1, 2014	53 Weeks Ended February 2, 2013
Net sales	$139,896	$140,771	$495,837	$467,291
Cost of goods sold (includes buying, distribution, and occupancy costs)	96,146	93,946	343,542	317,096

Gross profit	43,750	46,825	152,295	150,195
Selling, general and administrative expenses	35,279	32,011	122,558	118,805

Operating income	8,471	14,814	29,737	31,390
Other expense, net	29	46	9	91

Income before income taxes	8,442	14,768	29,728	31,299
Income tax expense	3,025	4,927	11,591	7,406

Net income	$5,417	$9,841	$18,137	$23,893

Basic earnings per share of Class A and Class B common stock	$0.19	$0.36	$0.65	$0.93
Diluted earnings per share of Class A and Class B common stock	$0.19	$0.35	$0.65	$0.92
Weighted average basic shares outstanding	27,983	27,686	27,822	25,656
Weighted average diluted shares outstanding	28,190	28,033	28,116	26,076

Tilly’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Fiscal Year Ended
	February 1, 2014	February 2, 2013	January 28, 2012
Cash flows from operating activities
Net income	$18,137	$23,893	$34,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,367	16,679	15,129
Loss on disposal of assets	140	111	232
Impairment of assets	1,840	—	554
(Gain) loss on sales and maturities of marketable securities	(176)	28	—
Deferred income taxes	304	6,689	—
Stock-based compensation expense	3,106	9,570	—
Excess tax benefit from stock-based compensation	(157)	(95)	—
Changes in operating assets and liabilities:
Receivables	(2,611)	21	(2,304)
Merchandise inventories	329	(9,927)	(3,028)
Prepaid expenses and other assets	(1,861)	(12,930)	(2,868)
Accounts payable	1,554	1,431	2,113
Accrued expenses	(1,796)	(1,470)	155
Accrued compensation and benefits	(1,119)	(1,442)	3,362
Deferred rent	5,976	8,584	4,159
Deferred revenue	761	588	740

Net cash provided by operating activities	43,794	41,730	52,584

Cash flows from investing activities
Purchase of property and equipment	(42,701)	(33,298)	(20,223)
Proceeds from sale of property and equipment	79	17	28
Insurance proceeds from casualty loss	—	822	—
Purchases of marketable securities	(44,908)	(75,377)	—
Sales and maturities of marketable securities	50,000	35,510	—

Net cash used in investing activities	(37,530)	(72,326)	(20,195)

Cash flows from financing activities
Payment of capital lease obligation	(712)	(668)	(628)
Net proceeds from initial public offering	—	106,789	—
Proceeds from exercise of stock options	3,025	1,169	—
Tax withholding payments related to exercise of stock options	(636)	(279)	—
Excess tax benefit from stock-based compensation	157	95	—
Distributions	—	(84,287)	(36,008)

Net cash provided by (used in) financing activities	1,834	22,819	(36,636)

Change in cash and cash equivalents	8,098	(7,777)	(4,247)
Cash and cash equivalents, beginning of period	17,314	25,091	29,338

Cash and cash equivalents, end of period	$25,412	$17,314	$25,091

Tilly’s, Inc.

Supplemental Information - Consolidated Statements of Income

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted selling, general and administrative expenses (“SG&A”), adjusted operating income, adjusted income before income taxes, adjusted income tax provision, adjusted net income, and adjusted basic and diluted earnings per share, with the most directly comparable GAAP financial measures of actual SG&A, actual operating income, actual income before income taxes, actual income tax provision, actual net income, and actual basic and diluted earnings per share.

		Q4 2012			Full Year 2012
		(Fourteen weeks ended February 2, 2013)			(53 week year ended February 2, 2013)
		Reported (GAAP)	Adjustments	Adjusted	Reported (GAAP)	Adjustments	Adjusted
Selling, general and administrative expenses	(1)	32,011	—	32,011	118,805	(6,915)	111,890
Operating income		14,814	—	14,814	31,390	6,915	38,305
Income before income taxes		14,768	—	14,768	31,299	6,915	38,214
Income tax provision	(2)	4,927	980	5,907	7,406	7,880	15,286
Net income		$9,841	($980)	$8,861	$23,893	($965)	$22,928
Basic earnings per share		$0.36	($0.04)	$0.32	$0.93	($0.04)	$0.89
Diluted earnings per share		$0.35	($0.03)	$0.32	$0.92	($0.04)	$0.88

Notes:
(1)	Adjustment to full year 2012 SG&A expenses excludes the life-to-date charge of $7.615 million for stock-based compensation expense in the second quarter and adds a charge of $0.7 million for stock-based compensation expense in the first quarter, similar to the on-going charges in the other three quarters of 2012. The result of these adjustments to 2012 is to reflect only an on-going stock-based compensation expense, of $2.7 million, for all quarters of the year.
(2)	The tax provision in the fourth quarter and full year 2012 is adjusted to the expected long-term effective tax rate of 40% as a “C” corporation. The GAAP tax provision rate in 2012 reflected the Company being taxed as an “S” corporation for a portion of the year, after which it was taxed as a “C” corporation.

Tilly’s, Inc.

Store Count and Square Footage

	Stores Open at Beg of Qtr	Stores Opened During Qtr	Stores Closed During Qtr	Stores Open at End of Qtr	Total Gross Square Footage End of Qtr (in thousands)
2012 Q1	140	5	0	145	1,134
2012 Q2	145	10	0	155	1,215
2012 Q3	155	7	1	161	1,272
2012 Q4	161	7	0	168	1,319
2013 Q1	168	7	0	175	1,371
2013 Q2	175	7	0	182	1,423
2013 Q3	182	7	0	189	1,472
2013 Q4	189	7	1	195	1,513

Investor Relations Contact:

ICR, Inc.

Anne Rakunas/Joseph Teklits

310-954-1113

anne.rakunas@icrinc.com